For Immediate Release	EXHIBIT 99.1

WSI Industries Reports 19% Increase in Sales in Fiscal 2014 First Quarter

December 18, 2013—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2014 first quarter ending November 24, 2013 of $10,199,000, a 19% increase versus the prior year amount of $8,584,000. Net income for the fiscal 2014 first quarter was $345,000 or $.12 per diluted share versus the prior year quarter of $431,000 or $.15 per diluted share.

Benjamin Rashleger, president and chief executive officer, commented: “We are pleased to report on our fiscal 2014 first quarter results which include a 19% increase in sales over the prior year first quarter. While our net income of $.12 per diluted share is down versus the prior year first quarter, it is higher than each of the preceding three quarters.” Rashleger continued: “We continue to experience sales growth momentum from our powersports product lines as sales from that industry are up 56% over the prior year quarter as new product lines and models are introduced and increasing in volume. We expect to see continued year over year growth in the powersports business as fiscal 2014 progresses.” Rashleger went on to say: “As we have stated in prior quarters, our energy business remains soft. While a significant portion of our overall business is still derived from this industry, the level of sales is lower than the prior year. We are, however, beginning to see more confidence in the market, and are optimistic that we will see some recovery in this segment during our fiscal year.” Rashleger concluded: “We have had a strong start to our fiscal 2014. We continue to believe that fiscal 2014 will produce sales growth as well as improved bottom line net income. Exceeding $10 million in sales during a quarter is a significant milestone achievement for WSI. We are focused on our long-term goals of growing and diversifying the business and increasing the return to our shareholders. We have made large investments in both our facility and equipment in anticipation of our sales growth, and we have many other parallel initiatives underway in support of our efforts to capitalize further on these investments in the years to come. Finally, we are excited about the opportunity we believe we will have in the aerospace market due to our receipt of our AS9100 aerospace certification, and our focused marketing activities related to expanding our presence in this market.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable January 17, 2014 to holders of record on January 3, 2014.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, firearms, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

In thousands, except per share amounts

	First quarter ended
	November 24,	November 25,
	2013	2012
Net Sales	$10,199	$8,584
Cost of products sold	8,848	7,102
Gross margin	1,351	1,482

Selling and administrative expense	700	728
Interest and other income	(1)	(1)
Interest and other expense	113	81
Earnings from operations before income taxes	539	674
Income taxes	194	243
Net earnings	$345	$431

Basic earnings per share	$0.12	$0.15

Diluted earnings per share	$0.12	$0.15

Weighted average number of common shares outstanding	2,892	2,869

Weighted average number of dilutive common shares outstanding	2,950	2,948

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	November 24,	November 25,
	2013	2012
Assets:
Total Current Assets	$11,099	$10,596
Property, Plant, and Equipment, net	14,756	10,334
Intangible Assets, net	2,386	2,368
Total Assets	$28,241	$23,298

Liabilities and Shareholders' Equity:
Total current liabilities	$4,587	$4,574
Long-term debt	9,739	5,546
Deferred tax liabilities	1,516	1,213
Shareholders' equity	12,399	11,965
Total Liabilities and Shareholders' Equity	$28,241	$23,298

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	November 24,	November 25,
	2013	2012

Cash flows from operating activities (1)	$1,453	$960
Cash used in investing activities	(26)	(938)
Cash used in financing activities	(607)	(469)
Net increase in cash and cash equivalents	820	(447)

Cash and cash equivalents at beginning of period	1,906	2,912

Cash and cash equivalents at end of period	$2,726	$2,465

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $809 and $702 at November 23, 2013 and November 25, 2012, respectively.